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                                                                     Exhibit H-1

SECURITIES AND EXCHANGE COMMISSION


(Release No. 35-               )


Filings under the Public Utility Holding Company Act of 1935 ("Act")


May    , 1999


         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.


         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by , 1999 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


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FIRSTENERGY CORP. (70-               )


         FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308, an Ohio corporation ("FirstEnergy"), has filed an application/declaration under Sections
(9)(a)(2) and 10 of the Act to (i) directly acquire all of the issued and outstanding voting securities of American Transmission Systems, Incorporated, a newly formed Ohio corporation ("ATSI") and (ii) indirectly acquire certain debt securities to be issued by ATSI as part of consideration for transfer of certain transmission assets (the "Transmission Assets") owned by each of Ohio Edison Company ("Ohio Edison"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison") and Pennsylvania Power Company (individually, "Penn Power," and collectively, the "Operating Companies") to ATSI.



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         FirstEnergy states that the proposed creation of ATSI and transfer of the Transmission Assets to ATSI is part of its plan to establish an independent regional transmission organization. FirstEnergy further states that the proposed formation of the new transmission company is intended to provide the following benefits to it and its Operating Companies' customers: (i) greater corporate and organizational separation of transmission from generation; and (ii) by tying together control, planning, maintenance and financial responsibilities of the Operating Companies' transmission facilities into a single company having an independent, streamlined and cost-efficient operation, (A) creating synergies that result in better service in the region and (B) assuring non-discriminatory access for all transmission users. FirstEnergy states that its plan to establish an independent RTO, with the creation of ATSI, as a significant step toward this end, will maximize the value of the Transmission Assets to shareholders.

         FirstEnergy was organized under the laws of the State of Ohio in 1996 and is a holding company within the meaning of Section 2(a)(7) of the Act. FirstEnergy's principal business is the holding of all of the issued and outstanding voting securities of the following 12 direct active subsidiaries:
Ohio Edison; Cleveland Electric; Toledo Edison; FirstEnergy Properties, Inc.; FirstEnergy Ventures Corp.; FirstEnergy Trading Services, Inc.; FirstEnergy Securities Transfer Company; FirstEnergy Facilities Services Group, Inc.; MARBEL Energy Corporation; JR Operating Company; FirstEnergy Services Corp.; and FirstEnergy Nuclear Operating Company; and all of the issued and outstanding voting securities of the following four direct inactive subsidiaries: Centerior Service Company; FirstEnergy Holdings, LLC; FE Acquisition Corp.; and ATSI. FirstEnergy has claimed an exemption from all provisions of the Act (except for Section 9(a)(2) thereof) pursuant to Rule 2 thereunder.

         ATSI is incorporated as an Ohio corporation and currently does not conduct any business or own any utility assets. Upon consummation of the proposed transaction, ATSI will become a "public-utility company" as defined in the Act.

         Ohio Edison was organized under the laws of the State of Ohio in 1930 and is both a public utility and a public utility holding company which is exempt from regulation by the Commission under the Act (except for Section 9(a)(2) thereof) because it is predominantly a public-utility company whose operations as such do not extend beyond the State of Ohio and contiguous states. Ohio Edison owns all of the issued and outstanding voting securities of Penn Power. Ohio Edison also owns directly 16.5% of the issued and outstanding voting securities of Ohio Valley Electric Corporation, an Ohio corporation ("OVEC"). In addition to Penn Power, Ohio Edison has seven other wholly-owned subsidiaries organized, unless otherwise noted, under the laws of the State of Ohio: (i) OES Capital, Incorporated; (ii) OES Fuel, Incorporated; (iii) OES Finance, Incorporated; (iv) Ohio Edison Financing Trust, organized under the laws of the State of Delaware; (v) Ohio Edison Financing Trust II, organized under the laws of the State of Delaware; (vi) OES Nuclear, Incorporated; and (vii) OES Ventures, Incorporated. Finally, Ohio Edison has a 49% interest in OES Engineering Incorporated.

         Penn Power was organized under the laws of the Commonwealth of Pennsylvania in 1930 and owns property and does business as an electric public utility in that state. Penn Power is also authorized to do business and owns property in the State of Ohio. Penn Power has one wholly-owned subsidiary, Penn Power Energy, Inc.

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         Cleveland Electric was organized under the laws of the State of Ohio in
1892 and is a public utility company engaged primarily in the generation, transmission, distribution and sale of electric energy to an area of approximately 1,700 square miles in northeastern Ohio, including the City of Cleveland. It has one subsidiary, Centerior Funding Corporation. It also owns
10% of The Toledo Edison Capital Corporation ("TECC")

         Toledo Edison was organized under the laws of the State of Ohio in 1901 and is a public utility company engaged primarily in the generation, transmission, distribution and sale of electric energy to an area of approximately 2,500 square miles in northwestern Ohio, including the City of Toledo. It owns 90% of TECC. Toledo Edison owns directly 4% of the issued and outstanding voting securities of OVEC.

         FirstEnergy states that the proposed transaction will be accomplished through (i) FirstEnergy's acquisition of all of the issued and outstanding voting securities of ATSI in exchange for certain cash consideration, (ii) the sale and transfer by the Operating Companies of their Transmission Assets to ATSI in consideration for the purchase price (the "Purchase Price") which will be the net book value of the Transmission Assets as of November 30, 1998 and
(iii) ATSI's financing of the purchase of the Transmission Assets by (A) the use of FirstEnergy's purchase price for all of the issued and outstanding voting securities of ATSI for an amount equal to 45% of the Purchase Price and (B) ATSI's issuance of promissory notes (which may be secured by a lien on the asset transferred) to the Operating Companies in an aggregate amount equal to 55% of the Purchase Price. The interest rate on the promissory notes will be based on the embedded cost of debt of the Operating Companies on a consolidated basis as of November 30, 1998.

         FirstEnergy states that, after the consummation of the proposed transaction, FirstEnergy will directly own all of the issued and outstanding voting securities of ATSI, in addition to continuing to own directly or indirectly all of the issued and outstanding voting securities of each of the Operating Companies, and thus there will be no minority equity interest in any such companies. The Operating Companies will own all of ATSI's debt securities. No change will be effected in the capital structure of Penn Power, which will continue to be wholly-owned subsidiary of Ohio Edison.


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